UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

KIDZ AI INC.
(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

KIDZ AI Inc.

(formerly known as Classover Holdings, Inc.)

450 7th Avenue, Suite 905

New York, New York 10123

PROXY STATEMENT SUPPLEMENT

June 4, 2026

TO THE STOCKHOLDERS OF KIDZ AI INC.:

This supplement (this “Supplement”) supplements and corrects the definitive proxy statement of KIDZ AI Inc. (formerly known as Classover Holdings, Inc.) (the “Company”), dated May 13, 2026 (the “Proxy Statement”), that was sent to you in connection with the Company’s annual meeting of stockholders (the “Annual Meeting”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Proxy Statement.

On June 4, 2026, the Company filed a Certificate of Change pursuant to NRS 78.209 with the Nevada Secretary of State to effect a reverse stock split of the Company’s Class A common stock and Class B common stock at a ratio of one-for-ten (the “June 2026 Reverse Stock Split”), which became effective at 12:01 a.m. Eastern Time on June 8, 2026. As a result of the June 2026 Reverse Stock Split, every 10 shares of the Company’s common stock issued and outstanding on the effective date will be consolidated into one issued and outstanding share. All stockholders who would otherwise be entitled to receive fractional shares as a result of the June 2026 Reverse Stock Split will receive one whole share in lieu of their fractional share interest. There will be no change in the par value of the Company’s common stock.

The Company’s Class B common stock will began trading on the Nasdaq Capital Market on a post-reverse split basis at the open of business on June 8, 2026.

Also on June 4, 2026, the Company adjourned the Annual Meeting to June 10, 2026 at 9:00 a.m. EST.

At the Annual Meeting, as described in the Proxy Statement, stockholders are being asked to approve, among other matters, (a) a proposal to approve an amendment to the Company’s articles of incorporation (the “charter”) to increase the total number of shares of Class B common stock the Company is authorized to issue from 40,000,000 shares to 2,500,000,000 shares (the “Authorized Share Proposal”) and (b) a proposal to approve a reverse stock split of all of the outstanding shares of the Company’s Class A common stock and Class B common stock, at a ratio, ranging from 1-for-2 to 1-for-50, to be determined by the Company’s Board of Directors in its sole discretion (the “Reverse Stock Split Proposal”).

As a result of the June 2026 Reverse Stock Split, the Authorized Share Proposal now will result in stockholders voting on a proposal to approve an amendment to the Company’s charter to increase the total number of shares of Class B common stock the Company is authorized to issue from 4,000,000 shares to 2,500,000,000 shares.

Additionally, although the Company recently effectuated the June 2026 Reverse Stock Split, it is possible that the Company may need to effectuate another reverse stock split in the future so as to ensure compliance with the continued listing requirements of the Nasdaq Stock Market. Accordingly, the Company intends to still put forth the Reverse Stock Split Proposal for a vote at the Annual Meeting.

Additionally, the Proxy Statement originally stated that a quorum would be present if at least a majority of the outstanding shares of Common Stock on the record date are represented by stockholders present at the Annual Meeting or by proxy. However, pursuant to the Company’s Bylaws, a quorum will be present if at least one-third of the outstanding voting power on the record date are represented by stockholders present at the Annual Meeting in person (virtually) or by proxy. Furthermore, pursuant to Nevada law and the Company’s charter and Bylaws, each of the Authorized Share Proposal and Reverse Stock Split Proposal can be approved by a majority of the Company’s voting power present at the Annual Meeting in person (virtually) or by proxy and entitled to vote at the Annual Meeting.

Except as described in this Supplement, the information set forth in the Proxy Statement remains unchanged. As indicated in the Proxy Statement, you will be able to attend and participate in the Annual Meeting online by visiting https://www.cstproxy.com/classover/2026 or by calling the following numbers (listen-only):

Within the U.S. and Canada: 1 800-450-7155 (toll-free)

Outside of the U.S. and Canada: +1 857-999-9155 (standard rates apply)

Conference ID: 9474531#

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Before you vote, you should read the Proxy Statement and other documents that the Company has filed with the Securities and Exchange Commission, together with this Supplement, for more complete information about the Company and the proposals to be voted upon at the Annual Meeting. If you have already voted by proxy, your proxy remains valid. If you wish to change your proxy, you should follow the instructions set forth in the Proxy Statement. If you have questions about the proposals or if you need additional copies of this Supplement, the Proxy Statement or the proxy card, you should contact:

KIDZ AI Inc.

(formerly known as Classover Holdings, Inc.)

450 7th Avenue, Suite 905

New York, New York 10123

Attn: Hui Luo

Telephone: (800) 345-9588

By Order of the Board of Directors

/s/ Hui Luo
Hui Luo, Chairman

Neither the Securities and Exchange Commission nor any state securities commission has determined if the Proxy Statement, as supplemented by this Supplement, is accurate or complete. Any representation to the contrary is a criminal offense.

Your vote is important. Please sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the Meeting. If you are a shareholder of record, you may also cast your vote in person (virtually) at the Meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank how to vote your shares, or you may cast your vote in person (virtually) at the Meeting by obtaining a proxy from your brokerage firm or bank. Your failure to vote or instruct your broker or bank how to vote will have the same effect as voting against each of the proposals. If you have already voted by proxy, your proxy remains valid. If you wish to change your proxy, you should follow the instructions set forth in the Proxy Statement.

This Supplement is dated June 4, 2026 and is first being mailed to stockholders of the Company on or about such date.

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